EXHIBIT 99.2






                                   Contact:  Neil Lefort
                                   Vice President, Investor Relations
                                   (630) 527-4344


            MOLEX INCORPORATED APPOINTS DAVID LANDSITTEL
                        TO BOARD OF DIRECTORS

Lisle, Ill., USA - July 15, 2005 -- Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today announced that its Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, appointed David L. Landsittel to serve as a member of the Board of Directors. Mr.
Landsittel was appointed as a Class I director, and will stand for stockholder election at the 2005 Annual Meeting of Stockholders. This appointment expands the Molex Board to 13 directors.

Mr. Landsittel, age 65, has 42 years of experience in public accounting and previously served as Chairman of the Auditing Standards Board of the American Institute of Certified Public Accountants. From 1963 to 1997, Mr. Landsittel worked at Arthur
Andersen LLP and served in audit leadership positions and as an engagement partner on larger commercial accounts. Since 1997, Mr. Landsittel has worked as an independent consultant with respect to auditing and financial reporting matters. Mr. Landsittel also serves as a director of American Express Bank, Ltd., a subsidiary of American Express Co., and as a trustee of Burnham Investors Trust, a registered management investment company.

David L. Landsittel replaced Michelle L. Collins on the Audit Committee upon his appointment. The Audit Committee now consists of Douglas K. Carnahan, Chairman; Robert J. Potter; and David L. Landsittel. The Board of Directors has concluded that Mr. Landsittel qualifies as an "audit committee financial expert" within the meaning of 407 of the Sarbanes-Oxley Act of 2002.

Molex Incorporated is a 67-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products in 55 plants in 19 countries throughout the world.

                                 ###

Editor's note: Molex is traded on the NASDAQ National Market System in the United States and on the London Stock Exchange. The Company's voting stock (MOLX) is included in the S&P 500 Index and the NASDAQ 100.